Exhibit 99.1

4th March 2024

Dear shareholders of Tellurian,

On February 23rd we issued our 2023 financial results, capping off a year of change for our company. Today we are releasing our new Corporate Presentation which describes the path forward, including the near-term priorities and strategies for longer term value creation for our company.

We remain steadfast in our commitment to developing Driftwood LNG, which will supply low-cost US-sourced LNG to global markets. In that pursuit, we have taken several necessary steps to advance our efforts while improving our financial strength.

•	We received our extension authorization from FERC, which will allow us time to complete all five plants of Driftwood.

•	The recent announcements from the DOE, along with additional focus and simplification, have helped our commercial efforts.

•	We are exploring options to monetize our upstream gas production business as announced on February 6th.

•	We’ve widened the commercial aperture, whilst maintaining our business model.

•	We have materially reduced corporate overhead and strengthened our balance sheet.

•	We restructured certain debt obligations, giving us further liquidity and runway.

•	We have agreed to amend delivery dates for long-lead equipment and to extend Driftwood LNG construction work.

•	Last Tuesday, February 27th, the Board appointed me as Executive Chairman. This is part of a leadership succession and renewal process which will be implemented in the coming months.

All these actions demonstrate the renewed focus on delivering value for our shareholders and customers.

Permits – we have all of them and we are un-constrained.

Externally, the Biden Administration is now taking an expanded interest in the LNG export approval process. These changes have “paused” additional approvals for other LNG facilities for some unknown period. Tellurian and a few other companies with existing permits are not impacted.

These changes benefit Tellurian as we are now one of a few facilities with uncontracted capacity for LNG deliveries in 2028. We have a tremendous opportunity to capitalize on this market shift as we continue to seek equity partners and sales and purchase agreements with customers for Driftwood.

Upstream – no longer a core strategic need.

This is a pure capital allocation decision as we focus on developing Driftwood and assess the best way to fund our operations. Our upstream business is less of a strategic fit in a world where the US gas market has shown us there is abundant resource availability.

With this in mind, we are comfortable building a supply model centered on third party producers, as is the case for most US LNG export projects. For potential gas producers, our upstream assets offer the opportunity to acquire existing production with sizeable undrilled inventory that they may be able to develop faster than we would, pulling forward value.

Accordingly, with the help of Lazard, we aim to sell the upstream business, which is a high-quality enterprise. Our Haynesville and Bossier assets are Tier 1, and we know first-hand that there is keen interest from quality buyers.

Balance sheet – strengthened to provide commercial runway.

We’re tackling the balance sheet in four ways. Firstly, we have reduced our costs. Secondly, we reduced our debt with the early debt-for-equity swap. Next, we expect to use proceeds from our upstream sale to reduce our indebtedness. Finally, we have amended the terms of the indentures governing our senior secured notes and senior secured convertible notes to reduce our cash obligations in the short term and provide incremental financial flexibility through a reduced minimum liquidity requirement. The goal is to put the company on more stable financial footing and to limit equity dilution.

Commercial – opening the aperture to a wider customer base.

We expanded our outreach to customers and are meeting the market at current terms. Our approach does not radically change our model; however, it recognizes the clearing price for LNG SPAs and ensures we are positioned to match it. We are positioned well compared to other LNG sellers both in the US and internationally.

We also can offer commercial options to both domestic sellers of natural gas as well as global LNG buyers alongside options to partner with us directly in Driftwood. Furthermore, we are fully utilizing our competitively advantaged status since the DOE’s announcement. We are already seeing increased intensity of discussions with a wider range of potential customers and partners. This work is moving at pace. The range of potential LNG counterparties is as wide and deep as it’s ever been in my long career in this industry.

On the JV and equity investment side, strategic gas assets, especially in the US, are seen as compelling investments in a world that is endeavoring to lower carbon intensity while earning a steady, predictable return. For pure LNG offtake, pricing stability continues to bring in new LNG markets and the expansions of traditional ones. And lastly, consolidation in the US shale sector allows remaining companies to think and act more globally in scope.

I am confident about both our strategy and our direction. We are shareholders too, and we are completely aligned with your interests and invested in ensuring Tellurian’s ultimate success. I can assure you that we are working as fast as possible for your benefit.

Thank you for your continued support, feedback, and investment. We appreciate you immensely.

Martin Houston

Executive Chairman

Tellurian Inc.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, strategic, commercial, competitive and regulatory matters and the potential sale of our upstream assets. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2023, filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2024, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this communication speak as of the date of this communication. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.